EXHIBIT 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. SIGNS LETTER OF INTENT TO ACQUIRE CONTROLLING INTEREST IN PHILADELPHIA ADULT CLUB, CRAZY HORSE TOO

HOUSTON– (August 9, 2007) – Rick’s Cabaret International, Inc. (NASDAQ: RICK), operator of upscale gentlemen’s clubs, said today it has signed a letter of intent, subject to execution of definitive documents, to acquire controlling interest in an adult nightclub in Philadelphia currently operating as Crazy Horse Too.

The 25,000 square foot club at 2908 South Columbus Blvd., decorated in fine marble and plush furnishings, opened in January 2006. It is located minutes from the major Philadelphia sports complex where Philadelphia Phillies, 76ers, Flyers and Eagles games are played and near the site of a proposed new gambling casino. Under a confidentiality clause in the letter of intent, terms of the agreement with The End Zone, Inc., which owns and operates the club are not disclosed at the present time.

“This will be a significant acquisition for us and we look forward to bringing the Rick’s Cabaret brand of upscale adult entertainment to the Philadelphia market,” said Eric Langan, president and CEO of Rick’s Cabaret. “The venue already has the feel of a fine country club, but with significant changes we are planning – including installation of a sports bar and converting part of the venue to a high-end steak house – we believe that, once acquired, it is capable of becoming one of our strongest performers in terms of revenue and profit.”

Terms of the proposed transaction call for Rick’s Cabaret International, Inc. or its subsidiary to purchase 51 percent of the outstanding stock of The End Zone, Inc., and for its subsidiary RCI Holdings, Inc., to acquire 51 percent of TEZ Management, LLC and 51 percent of TEZ Real Estate, LP which owns the building and real property where the club is located. Upon the closing of the transaction, Rick’s Cabaret will also have a first right of refusal to acquire the remaining interest in all three entities.

Upon signing of the letter of intent Rick’s Cabaret began consulting with the current management of the Crazy Horse Too. The letter of intent is subject to the execution of a definitive agreement which will contain conditions to closing, including, but not limited to, Rick’s Cabaret obtaining adequate financing, approval by relevant regulatory authorities of the transfer of ownership in the selling corporation and other conditions consistent with transactions of this type. A closing is anticipated to take place not later than the end of 2007.

After completion of this transaction the Philadelphia club will be rebranded as a Rick’s Cabaret.  This is the company’s third nightclub acquisition in the past twelve months, during which time the company has acquired venues in Ft. Worth and Austin, Texas and also signed a licensing agreement with an operator in Buenos Aires, Argentina.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily business executives and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC" and “Club Onyx.” Sexual contact is not permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information go to www.ricks.com.

Media Contact:  Allan Priaulx, 212-338-0050 ir@ricks.com